ASSET PURCHASE AGREEMENT

                               BY AND BETWEEN

                            ALL-AMERICAN GOLF LLC

                                    AND

                       THE ALL-AMERICAN GOLF CENTER, INC.

                                DATED AS OF

                              DECEMBER 30, 1998


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                              TABLE OF CONTENTS

SECTION 1. TRANSACTION ............................................
   1.1   Purchase and Sale of Acquired Assets......................
   1.2   Excluded Assets...........................................
   1.3   Assumption of Liabilities.................................
   1.4   Excluded Liabilities......................................
   1.5   Purchase Price............................................
   1.6   Closing...................................................
   1.7   Assignment of Contracts...................................

SECTION 2. DELIVERIES AT CLOSING...................................
   2.1   Deliveries at Closing by the Seller ......................
   2.2   Deliveries at Closing by the Buyer .......................
   2.3   Prorations ...............................................
   2.4   Further Assurances .......................................

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SELLER............
   3.1   Organization .............................................
   3.2   Authorization; No Breach .................................
   3.3   Assets ...................................................
   3.4   No Undisclosed Liabilities ...............................
   3.5   Consents and Approval ....................................
   3.6   Litigation ...............................................
   3.7   Compliance with Law ......................................
   3.8   Transactions with Certain Persons ........................
   3.9   Tax Matters ..............................................
   3.10  Compliance with Legislation Regulating Environmental
           Quality ................................................
   3.11  Material Misstatements or Omissions ......................
   3.12  Qualifications of the Seller's Representations and
           Warranties .............................................

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE BUYER.............
   4.1   Organization; Power and Authority ........................
   4.2   Authorization; No Breach .................................

SECTION 5. RELEASE OF OBLIGATIONS .................................
   5.1   Release of Obligations ...................................

SECTION 6. CONDITIONS TO OBLIGATIONS ..............................
   6.1   Conditions to the Buyer's Obligations ....................
   6.2   Conditions to the Seller's Obligations ...................

SECTION 7. INDEMNIFICATION AND OTHER AGREEMENTS ...................
   7.1   General Indemnification ..................................
   7.2   Construction Defects .....................................
   7.3   Year 2000 ................................................
   7.4   Permits; Assignments; Releases ...........................

SECTION 8. DISPUTE RESOLUTION .....................................
   8.1   Direct Discussion ........................................
   8.2   Requirement of Arbitration ...............................
   8.3   Number of Arbitrators ....................................
   8.4   Location; Commencement ...................................
   8.5   Discovery ................................................
   8.6   Arbitrator's Award .......................................
   8.7   Expenses .................................................

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   8.8   Confidentiality ..........................................
   8.9   Enforcement of Award .....................................

SECTION 9. POST-CLOSING COVENANTS .................................
   9.1   Conditions ...............................................
   9.2   Press Release and Announcements ..........................
   9.3   Confidentiality ..........................................
   9.4   No Solicitation of Employees .............................
   9.5   Noncompetition ...........................................
   9.6   Employment Obligations ...................................
   9.7   Access After Closing; Cooperation ........................
   9.8   Naming of the Seller and the Buyer as
          Additional Named Insureds ...............................

SECTION 10. DEFINITIONS ...........................................
  10.1    Affiliates ..............................................
  10.2    Confidential Information ................................
  10.3    Code ....................................................
  10.4    Employee Plans ..........................................
  10.5    Employees ...............................................
  10.6    ERISA ...................................................
  10.7    Intellectual Property ...................................
  10.8    Liens ...................................................
  10.9    Material Adverse Effect .................................
  10.10   Permitted Liens .........................................
  10.11   Person ..................................................
  10.12   Tax or Taxes ............................................
  10.13   Tax Return ..............................................

SECTION 11. MISCELLANEOUS .........................................
  11.1    Fees and Expenses .......................................
  11.2    Special Remedies and Enforcement ........................
  11.3    Remedies Cumulative .....................................
  11.4    Entire Agreement; Modifications .........................
  11.5    Waivers .................................................
  11.6    Successors and Assigns ..................................
  11.7    Severability ............................................
  11.8    Counterparts ............................................
  11.9    Descriptive Heading; Interpretation .....................
  11.10   No Third-Party Beneficiaries ............................
  11.11   Schedules and Exhibits ..................................
  11.12   Bulk Sales ..............................................
  11.13   Governing Law ...........................................
  11.14   Authority ...............................................
  11.15   Notices .................................................
  11.16   Mail Received After Closing .............................
  11.17   Tender ..................................................
  11.18   Brokers .................................................
  11.19   No Strict Construction ..................................
  11.20   Incorporation of Recitals ...............................






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                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 30, 1998 by and among All-American Golf LLC, a California limited liability company (the "Seller"), and The All-American Golf Center, Inc., a Nevada corporation (the "Buyer"). Capitalized terms used herein and not otherwise defined herein have the meaning given to such terms in Section 10 below.

                                   RECITALS

     A. The Seller, CGV, Inc., a California corporation ("CGV"), All-American SportPark, Inc., a Nevada corporation ("SportPark"), Saint Andrews Golf Corporation, a Nevada corporation ("SAGC"), and Ron Boreta entered into a Membership Interest Purchase Agreement dated May 5, 1998 (the "Purchase Agreement") pursuant to which CGV purchased SAGC's 80% membership interest in the Seller.

     B. The Seller now desires to sell to the Buyer, a wholly owned subsidiary of SAGC, and the Buyer desires to purchase from the Seller, substantially all of the assets of the Seller pursuant to the terms and conditions contained herein.

     C. Prior to May 5, 1998, SAGC was the manager of the Seller and was responsible for the design, construction and operation of the Center (as defined below). It is the intention for the Parties hereto that any representation or warranty made herein by the Seller shall apply only with respect to the period (the "Seller Period") commencing May 5, 1998 and ending on the Closing (as defined below).

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the Buyer and the Seller agree as follows:

1.   Transaction.

     1.1 Purchase and Sale of Acquired Assets. Subject to the terms and conditions and in reliance on the representations and warranties set forth herein, the Buyer agrees to purchase from the Seller, and Seller shall sell, assign, transfer, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in Section 1.5. "Acquired Assets" means all right, title, and interest in and to the assets of the Seller used in the operation of the golf facility on approximately 42 acres of land (the "Center") on Las Vegas Boulevard in Las Vegas, Nevada, (other than the Excluded Assets referred to in Section 1.2), free and clear of all Liens, including but not limited to:

          (a) leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenances thereto (such as appurtenant rights in and to public streets);

          (b) tangible personal property (such as equipment, inventories of raw supplies, furniture, automobiles, trucks, tractors, trailers, and tools);

          (c) stationery and office supplies, furniture and fixtures, equipment and appliances located at the Center;

          (d)  leases, subleases, and rights thereunder;

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          (e)  contracts, agreements other similar arrangements, and rights thereunder;

          (f)  files and documents relating to customers and vendors;

          (g) all research, engineering, marketing and other data of the Center;

          (h) permits, licenses, registrations, and similar rights obtained from governments and governmental agencies;;

          (i) accounting books, records, ledgers, and advertising and promotional materials;

          (j) all the goodwill and trade connections of the Center to the extent transferable; and

          (k) any of the assets listed on the Acquired Assets Schedule which includes but is not limited to replacement graphics and software for the "Pebble Beach" graphics and software referred to below.

     1.2 Excluded Assets. The parties to this Agreement expressly agree and understand that the Acquired Assets shall not include any of the following assets which shall be specifically excluded from this transaction ("Excluded Assets"):

         (a) any of the fixtures, improvements, equipment, furnishings and computer hardware and software solely and exclusively used in Bay One of the three fitting bays (the "Fitting Bays") located at the Center as set forth on the attached Fitting Bay Diagram Schedule;

         (b) the "Pebble Beach" graphics located within the Center (including without limitation the Software Screens prepared by Interactive Light or any Interactive Light Software);

         (c) the "Greenway Software" solely and exclusively used in the Fitting Bays;

         (d) qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of the Seller as a limited liability company;

         (e) any of the rights of the Seller under this Agreement or under any other agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement;

         (f)  cash and bank accounts;

         (g) minute books, ownership ledger records and related records of the Seller;

         (h)  insurance policies;

         (i) any and all rights of the Seller to any Intellectual Property which is the property of Callaway Golf Company ("Callaway") including any license or sublicense from Callaway;

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         (j)  the Seller's and/or the Center's Employee Plans;

         (k) the Seller's agreements with Employees and the Seller's officers and directors;

          (l) the Seller's or the Center's Employees; it being understood that the Buyer may, but is not obligated to, extend offers of employment to any or all of such Employees;

          (m) any right or claim for indemnity whether contractual or equitable with respect to the Seller Period; and

          (n)  any of the assets listed on the Excluded Assets Schedule.

     1.3 Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer will accept the Acquired Assets subject to, and will assume, all of the liabilities and obligations of the Seller specified in this Section 1.3 directly relating to the Acquired Assets. No agreement to assume any other liabilities shall be implied from the assumption of the liabilities listed in this Section 1.3. Except as set forth in this Section 1.3, the Buyer has not agreed to pay and will not be required to assume or have any liability or obligation with respect to, any liability or obligation, direct or indirect, absolute or contingent, known or unknown, of the Seller or Callaway, any Affiliate of either of them or any other Person. The liabilities and obligations to be so assumed by the Buyer are hereinafter collectively referred to as the "Assumed Liabilities," and are limited to the following:

          (a) the obligations of the Seller arising after the date of the Closing under all contracts entered into by the Seller listed on the Contracts Schedule hereto (the "Contracts");

          (b) all sales, use, transfer, recording, and similar taxes (other than income taxes) arising directly from the sale and transfer of the Acquired Assets;

          (c) all liability for any defect in the land, buildings, equipment, or other improvements to the extent installed prior to May 5, 1998 including but not limited to the list of defective conditions set forth on Construction Defects Schedule;

          (d) any of the liabilities listed on the Assumed Liabilities Schedule; and

          (e) except for the Secured Note (as defined below) all liabilities or obligations, proceedings or litigation against the Seller, to the extent they relate to the Acquired Assets, directly arising from or related to any act, omission or event occurring prior to May 5, 1998, whether or not such liabilities, obligations, proceedings or litigation were know or unknown as of May 5, 1998.

     1.4 Excluded Liabilities. Notwithstanding anything in this Section 1 to the contrary, the liabilities and obligations of the Seller to be assumed by the Buyer shall not include any of the following liabilities and obligations of the Seller, which shall be retained by the Seller (hereinafter collectively referred to as the "Excluded Liabilities"):

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         (a)  the obligations of the Seller under all contracts entered into by the Seller other than the Contracts;

         (b) any claims, causes of action, liabilities, obligations, including but not limited to accounts payable, proceedings or litigation against the Seller to the extent directly arising from or related to any event, act or omission occurring on or after May 5, 1998 and prior to the Closing Date;

          (c) all liabilities and obligations of the Seller arising out of insurance policies, binders, agreements or commitments of the Seller;

          (d) all liabilities and obligations of the Seller incurred on or after May 5, 1998 and prior to the Closing Date relating to Employees of the Seller or the Center;

          (e)  all loans payable to equity owners of the Seller or Callaway;

          (f) except as provided by Section 2.3, all accounts payable of the Seller;

          (g) all intercompany balances with Affiliates of the Seller or Callaway;

          (h) all liabilities and obligations of the Seller resulting or arising from any Excluded Asset;

          (i) the Secured Promissory Note dated June 13, 1997 executed by the Seller in favor of Callaway in the original principal amount of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (the "4");

          (j) all workers' compensation liabilities with respect to Employees of the Seller or the Center for the Seller Period;

          (k) all liabilities and obligations of the Seller in respect of any Tax charges (including interest and penalties, if any) due or claiming to be due from the Seller by federal or state taxing authorities in respect of the income of the Seller (including, without limitation, the Seller's gain, if any, on the sale of the Acquired Assets and the Seller's income relating to the Acquired Assets); and

          (l) all liabilities and obligations of the Seller not expressly assumed hereunder.

     1.5 Purchase Price. The total purchase price ("Purchase Price") to be paid by the Buyer for the Acquired Assets shall be One Million Dollars, to be paid by delivery of a trade credit from Active Media Services, Inc. ("Active") in the form attached hereto, which trade credit shall be freely assignable by the Seller to Callaway or otherwise usable by Callaway, and certificated in a form which is reasonably satisfactory to the Seller (the "Certificate"). The Seller acknowledges that the delivery of the Certificate shall be in full satisfaction of the Buyer's obligation to pay the Purchase Price and that the Buyer shall not be responsible for the Seller's use or non-use of the trade credit represented by the Certificate or Active's compliance with or fulfillment of the terms thereof.

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     1.6  Closing.  The closing of the transaction (the "Closing") shall take place at the principal offices of the Seller or at such other place as may be mutually agreeable to the Buyer and the Seller at a time and date mutually agreeable to the Buyer and the Seller (the "Closing Date").

     1.7 Assignment of Contracts. The Seller shall, subject to Section 7.2, assign to the Buyer, and the Buyer shall assume, as of the Closing Date, all of the rights and obligations (only to the extent set forth in Section 1.3(a) and on the Contracts Schedule) of the Seller under the Contracts.

2.   Deliveries at Closing.

     2.1 Deliveries at Closing by the Seller. The Seller shall deliver the following to the Buyer at the Closing:

          (a) The Seller shall deliver to Buyer an executed Trademark License Agreement (the "Trademark License") in the form attached as Exhibit __ hereto and the Greenway Software License Agreement (the "Greenway License") in the form attached as Exhibit ___ hereto.

          (b) Such other documents relating to the transactions contemplated by this Agreement as the Buyer may reasonably request, including, but not limited to:

               (i) Bill of Sale transferring the Acquired Assets to the Buyer;

               (ii) UCC-2's Releasing the Security Interest of Callaway in the Acquired Assets;

               (iii) Assignments of all leases, licenses and agreements included in the Acquired Assets; and

               (iv) All other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith; and

          (c) Certified copies of resolutions duly adopted by the Seller's managing members authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby.

          (d) Any delivery specified in this Section 2.1 may be waived if consented to in writing by the Buyer.

     2.2 Deliveries at Closing by the Buyer. The Buyer shall deliver the following to the Seller at the Closing:

          (a)  The Purchase Price in the manner and amount set forth in
Section 1.5.

          (b) Certified copies of the resolutions duly adopted by the Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby.

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          (c)  The Buyer shall have delivered to the Seller an executed
Trademark License and Greenway License.

          (d) Such other documents relating to the transactions contemplated by this Agreement as the Seller or their special counsel may reasonably request, including but not limited to the following;

               (i) Assumption of Liabilities whereby the Buyer assumes the Assumed Liabilities;

               (ii)  Acceptance of Assignments assuming the Contracts;

               (iii) Documentation canceling the Option Agreement between CGV and Buyer and the Covenant Not to Compete between Buyer, CGV and Ron Boreta ("Boreta") each dated May 5, 1998; and

               (iv) All other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

          (e) Any delivery specified in this Section 2.2 may be waived if consented to in writing by the Seller.

     2.3 Prorations. The Buyer and the Seller agree that the following prorations relating to the Acquired Assets will be made as of the Closing, with the Seller liable to the extent such items relate to any time period up to and including the Closing and the Buyer liable to the extent such items relate to periods subsequent to the Closing. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid with 10 days of the payment of the relevant item by the affected party.

          (a) Personal property, real estate, occupancy, water and other similar taxes, if any, on or with respect to the Acquired Assets (other than taxes relating to leases which, pursuant to the terms thereof, are payable by the lessor and in respect of which the lessee is not obligated to reimburse the lessors);

          (b) Rents, taxes and other items payable by the Seller under any lease, contract or other agreement or arrangement to be assigned to or assumed by the Buyer hereunder;

          (c) The amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; and

          (d) All other items normally prorated in connection with similar transactions.

     The Seller agrees to furnish the Buyer with such documents and other records as the Buyer reasonably requests in order to confirm all proration calculations. Any disputes as to the amount or propriety of any prorations described as to the amount or propriety of any prorations described in this
Section 2.3 may be referred for a final and binding determination to independent certified public accountants designated by the Buyer's accountants and the Seller's accountants by either the Buyer or the Seller upon 15 days' prior written notice to the other party. The costs and expenses for the services of such third independent certified public accountants shall be shared equally by the Buyer and the Seller.

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     2.4  Further Assurances.  After the Closing, each of the Seller and
Callaway, on the one hand, and the Buyer, on the other hand, shall from time to time, with any expenses to be borne in accordance with Section 11.1 of this Agreement, execute and deliver such other instruments of conveyance, transfer or assumption and take such other actions as the other may reasonably request, in order to more effectively consummate the transactions contemplated hereby, including to vest in the Buyer such title as the Seller may have to any of the Acquired Assets (including, without limitation, assistance in the collection or reduction to possession of any of the Acquired Assets) and to provide for the assumption of the Assumed Liabilities by the Buyer.

3.   Representation and Warranties of the Seller.

     As a material inducement to the Buyer to enter into this Agreement and purchase the Acquired Assets hereunder, the Seller represents and warrants to the Buyer as follows:

     3.1 Organization. The Seller is a limited liability company duly organized and validly existing under the laws of California. The Seller has all necessary powers and authority to execute, deliver and perform this Agreement.

     3.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Seller is a party have been duly authorized by the Seller. This Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, and all other agreements and instruments contemplated hereby to which the Seller is a party, when executed and delivered by the Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Seller, enforceable in accordance with their respective terms. The execution and delivery by the Seller of this Agreement and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of,
(b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any lien upon the Acquired Assets, (d) give any Person the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Person or any court or administrative or governmental body or agency pursuant to, the Seller's organization documents, or any material law, statute, rule or regulation to which the Seller is subject, or any agreement, instrument, order, judgment or decree to which the Seller is subject.

     3.3 Assets. The Seller has good and marketable fee simple title to, or has a valid leasehold interest in, the Acquired Assets. None of the Acquired Assets is subject to any Liens other than Permitted Liens. All tangible Acquired Assets are in good operating condition and repair and suitable for their respective current uses, except and only to the extent they are affected by the Construction Defects or removal of the Excluded Assets. The Seller has in all material respects performed all the obligations required to be performed by it with respect to all Acquired Assets through the date hereof. Each of the Contracts is in full force and effect and constitutes a valid an legally binding obligation of the Seller, and, to the knowledge of the Seller, of each other person that is a party thereto; and the Seller is not and, to the knowledge of the Seller, no other party to any such contract is, in violation, breach or default or is delinquent in any obligation under any such

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Contract (or with or without notice or lapse of time or both would be in violation, breach or default under any such contract). The Acquired Assets include all assets necessary to conduct the business of the Center as it is being conducted on the date hereof, except and only to the extent the conduct of the business of the Center is affected by the removal of the Excluded Assets. Notwithstanding the foregoing, in all events, the Acquired Assets include all equipment necessary to operate Fitting Bay #3.

     3.4 No Undisclosed Liabilities. The Seller has no liabilities or obligations (whether absolute, accrued, contingent or otherwise) that in the aggregate have or may reasonably be expected to have a Material Adverse Effect which were caused by the Seller's acts or omissions during the Seller Period.

     3.5 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by the Seller or Callaway in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     3.6 Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (collectively, "Actions") pending or, to the knowledge of the Seller, threatened or anticipated against (a) the Seller, , or (b) the transactions contemplated by this Agreement. The Seller is not a party to any judgment, order, writ, injunction or decree of any court or governmental agency which is specifically directed to the Seller in which the Seller is specifically named as the subject, and to which the Seller or any of the Acquired Assets is expressly subject, and there are no unsatisfied judgments against the Seller with respect thereto.

     3.7 Compliance with Law. The Seller and the operation of the Center, as conducted by the Seller, are in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state or local, except where the failure to comply would not have a Material Adverse Effect. The Seller has not received any written notice to the effect that, or otherwise been advised that, the Seller or the Center is not in compliance with any of such statutes, regulations, orders, ordinances or other laws, and neither the Seller has any reason to reasonably anticipate that any presently existing circumstances are likely to result in violations of any such regulations. The Seller has not directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of the Seller, which the Seller knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

     3.8 Transactions with Certain Persons. Except as expressly contemplated hereby, neither any equity owner, officer, director, employee or agent of the Seller or Callaway nor any member of any such person's immediate family is presently a party to any material transaction with the Seller relating to the Acquired Assets which is binding upon the Buyer after the Closing including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of material services by, (b) providing for the rental of material real or personal property from, or (c) otherwise requiring material payments to (other than for services as officers, directors or employees of

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the Buyer) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

     3.9  Tax Matters.

          (a) The Seller, any predecessor of the Seller and all members for income tax purposes of any affiliated group of corporations of which the Seller or any such predecessor corporation is or has been a member (hereinafter referred to collectively as the "Taxpayers") have duly filed all Tax reports and returns required to be filed by them, including all federal, state, local and foreign Tax Returns and reports, and the Tax Returns and other information filed are complete and accurate in all material respects. The Taxpayers have paid in full all Taxes required to be paid by such Taxpayers before such payment became delinquent, and the Taxpayers do not have any material liability for Taxes in excess of the amounts so paid. The Seller has made adequate provision, consistent with past practice, for the payment of all Taxes which may subsequently become due. All Taxes which any Taxpayer has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.

          (b) No federal income Tax Returns of the Seller have been examined by the Internal Revenue Service as of the date hereof. There are no audits known by the Seller to be pending of the Seller's Tax Returns, and to the Seller's knowledge there are no claims which have been or may be asserted relating to any of the Seller's Tax Returns filed for any year which if determined adversely would result in the assertion by any governmental agency of any deficiency that would have a Material Adverse Effect. There have been no waivers of statutes of limitations by the Seller for the assessment of Taxes.

          (c) None of the Taxpayers has filed a statement under Section 341(f) of the Code (or any comparable state income tax provision) consenting to have the provisions of Section 341(f)(2) (collapsible corporations provisions) of the Code (or any comparable state income tax provision) apply to any disposition of a subsection (f) asset owned by any of them. No Acquired Asset is property which the Buyer will be required to treat as owned by another Person pursuant to the provisions of Section 168(f) (safe harbor leasing provisions) of the Code.

     3.10 Compliance with Legislation Regulating Environmental Quality.

          (a) For the purposes of this Agreement, the term "Environmental Laws" shall mean all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, including but not limited to the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. Sec. 6901 et seq.), Safe Drinking Water Act (21 U.S.C. Sec. 349, 42 U.S.C. Subsec. 201, 300F), Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), Clean Air Act (42 U.S.C. Sec. 7401 et seq.), and Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 9601 et seq.), or other U.S. or Canadian federal, state, province, or local laws of similar effect, each as amended as of the Closing, and the term "Hazardous Materials" shall mean any hazardous or toxic substances, wastes or materials, including without limitation petroleum or petroleum products, defined as such or governed by any applicable Environmental Law.

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          (b)  (i)  Throughout the period of the Seller's ownership or operation of its properties, neither the Seller nor Callaway has received any written notices, directives, violation reports, actions or claims from or by
(A) any local, state or federal governmental agency concerning violations of Environmental Laws or (B) any person alleging that, in connection with Hazardous Materials, conditions at the Center or the Seller's or Callaway's acts or omissions have resulted in or caused or threatened to result in or cause injury or death to any person or damage to any property, including without limitation, damage to natural resources, and to the best knowledge of the Seller, no such notices, directives, violation reports, actions, claims or allegations exist; (ii) to the knowledge of the Seller, the Center is in compliance with all applicable state, federal and local Environmental Laws; and (iii) no underground storage tanks either are or to the knowledge of the Seller have been located at the Center.

          (c) To the knowledge of the Seller (i) there has been no spill, discharge, release, cleanup or contamination of or by any Hazardous Materials used, generated, treated, stored, disposed of or handled by the Seller at the Center and (ii) the Seller has not treated, stored, disposed of, released or transported any Hazardous Material in a manner which would give rise to any liability under any Environmental Laws.

     3.11 Material Misstatements or Omissions. No representations or warranties by the Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished by the Seller to the Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein and the circumstances in which they are made not misleading.

     3.12 Qualifications of the Seller's Representations and Warranties. Notwithstanding anything herein to the contrary, none of the representations and warranties made by the Seller in this Agreement shall be deemed to be made as to any event, occurrence, or omission arising prior to the commencement of the Seller Period for which period the Seller is not obligated to make any representations and warranties, and the existence of an event, occurrence or omission arising prior to the commencement of the Seller Period shall not, under any circumstance, be deemed to be a breach or be the basis of any claim for breach of a warranty or representation.

4.  Representations and Warranties of the Buyer.

     As a material inducement to the Seller to enter into this Agreement, the Buyer hereby represents and warrants to the Seller as follows:

     4.1 Organization, Power and Authority. The Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Buyer has all necessary powers and authority to execute, deliver and perform this Agreement.

     4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which the Buyer is party have been duly authorized by the Buyer. This Agreement and all other agreements contemplated hereby to which the Buyer is party, when executed and delivered by the Buyer in accordance with the terms hereof, shall each constitute valid and binding obligations of the Buyer, enforceable in accordance with its terms. The execution and delivery by the Buyer of this Agreement and all other agreements contemplated hereby to which the Buyer is

                                      10
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
party, the purchase of the Acquired Assets hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by the Buyer, do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) give any third party the right to modify, terminate or accelerate any obligation under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Buyer's organization documents, or any material law, statute, rule or regulation to which the Buyer is subject, or any material agreement, instrument, order, judgment or decree to which the Buyer is subject.

5.   Release of Obligations.

     5.1  Release of Obligations.

          (a) Upon and effective as of the Closing, the Buyer, and each of its successors, heirs, assigns, agents, officers, directors, employees, agents, representatives, attorneys, subsidiaries, divisions, affiliates, and all persons acting by, through, under or in concert with them, or any of them hereby irrevocably and unconditionally release and forever discharge the Seller and Callaway and each of their respective predecessors, successors, assigns, agents, officers, directors, employees, agents, representatives, attorneys, subsidiaries, divisions, affiliates, and all persons acting by, through, under or in concert with them, or any of them, from any and all manner of actions, causes of action, suits, debts, liens, contracts, rights, agreements, obligations, promises, liabilities, claims, demands, damages, controversies, losses, costs and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent which they now have, own or hold or claim to have, own or hold at any time, heretofore had, owned or held, or claim to have had, owned or held, or may hereafter have, own or hold or claim to have, own or hold, from the beginning of time to the date hereof; provided, however, nothing contained in this release is intended to release the Seller from its obligations under this Agreement or to release Callaway from the letter being executed in connection herewith.

          (b) Upon and effective as of the Closing, the Seller, and each of its successors, heirs, assigns, agents, officers, directors, employees, agents, representatives, attorneys, subsidiaries, divisions, affiliates, and all persons acting by, through, under or in concert with them, or any of them hereby irrevocably and unconditionally, jointly and severally, release and forever discharge each of the Buyer, SAGC, and All-American SportPark, Inc. ("SportPark") and each of their respective predecessors, successors, assigns, agents, officers, directors, employees, agents, representatives, attorneys, subsidiaries, divisions, affiliates, and all persons acting by, through, under or in concert with them, or any of them, from any and all manner of actions, causes of action, suits, debts, liens, contracts, rights, agreements, obligations, promises, liabilities, claims, demands, damages, controversies, losses, costs and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent which they now have, own or hold or claim to have, own or hold at any time, heretofore had, owned or held, or claim to have had, owned or held, or may hereafter have, own or hold or claim to have, own or hold, from the beginning of time to the date hereof; provided, however, nothing contained in this release is intended to release the Buyer from its obligations under this Agreement or Boreta from his obligations under the Purchase Agreement or SAGC or SportsPark from the Letter being executed in connection herewith.

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
          (c) The above release shall apply to all unknown or unanticipated results of the foregoing, as well as those known and anticipated, and upon advice of legal counsel, each of the Seller and the Buyer waives any and all rights under California Civil Code Section 1542, which section has been explained to each of the parties, hereto, and reads as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

6.   Conditions to Obligations

     6.1 Conditions to the Buyer's Obligations. The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Buyer:

          (a) Representations and Warranties. The representations and warranties of the Seller contained herein shall be true and accurate as of the date when made and at and as of the Closing Date.

          (b) Performance. The Seller shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by the Seller on or prior to the Closing.

          (c) Consents. All consents, approvals, waivers, authorizations or orders from or of third parties and government agencies required to consummate the transactions contemplated hereby shall have been obtained, it being understood that unless the Buyer has exercised diligent efforts to obtain such consents, approvals, waivers, authorizations and orders, the failure to obtain any of the foregoing shall not excuse the Buyer's obligations to consummate the transactions contemplated by this Agreement. The consents required shall include but not be limited to:

               (i) the consent of the other parties thereto to the assignment to the Buyer of all existing tenant leases between the Seller and such other parties, including but not limited to the tenant leases ("Tenant Leases") set forth on the Tenant Leases Schedule; provided, however, the lease with Nordstrom's and the lease with CGV for the operation of the Fitting Bays shall be terminated;

               (ii) the consent of Sierra Sportservice, Inc. ("Sierra") to the assignment to the Buyer of the Lease and Concession Agreement
("Sportservice Agreement") between Sierra and the Seller;

               (iii) the consent of Urban Land of Nevada, Inc., a Nevada corporation ("Urban Land"), to the assignment to the Buyer of the Indenture of Lease (the "Ground Lease") dated June 13, 1997 between Urban Land and the Seller; and

               (iv) the consent to transfer the permits ("Permits") set forth on the Permits Schedule to the Buyer.

          (d) No Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted or threatened which prohibits the consummation of the transactions contemplated hereby or questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially to damage the Buyer if the transactions contemplated hereunder are consummated.

          (e) Certificates. The Seller shall have furnished the Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Section 6 as may be reasonably requested by the Buyer.

     6.2 Conditions to the Seller's Obligations. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Seller:

          (a) Representations and Warranties. The representations and warranties of each of the Buyer contained herein shall be true and accurate as of the Closing Date.

          (b) Performance. The Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by each of the Buyer on or prior to the Closing.

          (c) Consents. All consents, approvals, waivers, authorizations or orders from or of third parties and government agencies required to consummate the transactions contemplated hereby shall have been obtained, it being understood that unless the Seller has exercised diligent efforts to obtain such consents, approvals, waivers, authorizations and orders, the failure to obtain any of the foregoing shall not excuse the Seller's obligations to consummate the transactions contemplated by this Agreement. The consents required shall include but not be limited to:

               (i) the consent of the other parties thereto to the assignment to the Buyer of all existing leases between the Seller and such other parties, including but not limited to the Tenant Leases; provided, however, the lease with Nordstrom's and the lease with CGV for the operation of the Fitting shall be terminated;

               (ii) the consent of Sierra to the assignment to the Buyer of the Sportservice Agreement;

               (iii) the consent of Urban Land to the assignment to the Buyer of the Ground Lease; and

               (iv)  the consent to transfer the Permits to the Buyer.

          (d) No Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted or threatened which prohibits the consummation of the transactions contemplated hereby or questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected materially to damage the Seller if the transactions contemplated hereunder are consummated.

          (e) Certificates. The Buyer shall have furnished the Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Section 6 as may be reasonably requested by the Seller.


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
7.   Indemnification and Other Agreements.

     7.1  General Indemnification.

          (a) Indemnification by the Buyer. The Buyer shall defend and indemnify each of the Seller and its respective Affiliates, stockholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Indemnified Parties") and save and hold each of them harmless against and pay on behalf of or reimburse the Seller Indemnified Parties and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses"), which any of the Seller Indemnified Parties may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

               (i) any breach of any representation or warranty of the Buyer in this Agreement or in any of the Schedules or Exhibits attached hereto or in any of the certificates or other instruments furnished by the Buyer pursuant to this Agreement;

               (ii) any nonfulfillment or breach of any covenant or agreement by the Buyer under this Agreement or any of the Schedules and Exhibits attached hereto required to be performed or complied with by the Buyer at or prior to the Closing;

               (iii) any nonfulfillment or breach of any covenant or agreement by the Buyer under this Agreement required to be performed or complied with by the Buyer after the Closing;

               (iv) the construction defects at the Center resulting from improvements to the extent installed prior to May 5, 1998 including but not limited to the list of defective conditions which are described on the Construction Defects Schedule attached hereto;

               (v) Callaway's guarantee of the Sportservice Agreement (the "Guarantee") (but only to the extent such Losses are based on or related to events occurring prior to May 5, 1998 or after the Closing);

               (vi)  the Assumed Liabilities;

               (vii) the Contracts (but only to the extent such Losses are based on or related to events occurring prior to May 5, 1998 or after the Closing);

               (viii) the Sportservice Agreement (but only to the extent such Losses are based on or related to events occurring prior to May 5, 1998 or after the Closing);

               (ix) the Ground Lease (but only to the extent such Losses are based on or related to events occurring prior to May 5, 1998 or after the Closing);

               (x) any transfer use or sales tax required to be paid in connection with transfer of the Acquired Assets to the Buyer; or

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
               (xi) except as set forth in Section 7.1.(b)(iv), the operation, maintenance, development or conduct of the Center prior to May 5, 1998 or after the Closing Date arising out of facts or circumstances existing prior to May 5, 1998 or after the Closing Date whether or not such liabilities or obligations were known as of the Closing Date.

          If and to the extent any provision of this Section 7.1.(a) is unenforceable for any reason, the Buyer hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 7.1.(a) which is permissible under applicable laws.

          (b) Indemnification by the Seller. The Seller shall defend and indemnify each of the Buyer and SAGC and their respective Affiliates, stockholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Buyer Indemnified Parties") and save and hold each of them harmless against and pay on behalf of or reimburse the Buyer Indemnified Parties as and when incurred for any Losses which any of the Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

               (i) any breach of any representation or warranty of the Seller in this Agreement or in any of the Schedules or Exhibits attached hereto or in any of the certificates or other instruments furnished by the Seller pursuant to this Agreement;

               (ii) any non-fulfillment or breach of any covenant or agreement by the Seller under this Agreement or any of the Schedules and Exhibits attached hereto required to be performed or complied with by the Seller at or prior to the Closing;

               (iii) any non-fulfillment or breach of any covenant or agreement by the Seller under this Agreement required to be performed or complied with by the Seller after the Closing;

               (iv) other than the Assumed Liabilities, the operation, maintenance, development or conduct of the Center during the Seller Period arising out of facts or circumstances existing at or prior to the Closing, but not prior to May 5, 1998 and whether or not such liabilities or obligations were known during the Seller Period or as of the Closing Date.

               (v) the Guarantee (but only to the extent such Losses are based on or related to events, actions or omissions occurring during the Seller Period);

               (vi) the Contracts (but only to the extent such Losses are based on or related to events, actions or omissions occurring during the Seller Period);

               (vii) the Ground Lease (but only to the extent such Losses are based on or related to events, actions or omissions occurring during the Seller Period);

               (viii)  the Excluded Assets or any of the Excluded Liabilities;

               (ix) the Employees of Seller which are terminated by the Seller at the Closing;

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
               (x) Taxes, including, without limitation, any Taxes which may be or become payable by reason of, or in connection with, the transactions effected pursuant to this Agreement, (A) by the Seller whether or not incurred prior to the Closing Date, and (B) attributable to or incurred in connection with the Acquired Assets or the operation of the Acquired Assets prior to and including the Closing Date, including, without limitation, any personal or real property or other Taxes which are not due until after the Closing Date but which are attributable to any period prior to and including the Closing Date.

          If and to the extent any provision of this Section 7.1.(b) is unenforceable for any reason, the Seller hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 7.1.(b) which is permissible under applicable laws.

          (c) Procedure for Indemnification--Notice of Claims. If a Seller Indemnified Party or Buyer Indemnified Party (individually, an "Indemnified Party") become aware of facts or circumstances establishing a claim ("Claim") that an Indemnified Party has experienced or incurred any Loss or may experience or incur any Loss which will give rise to a right of set-off or indemnification under this Section, then such Indemnified Party shall give written notice to the other party (the "Indemnifying Party") of such Claim ("Indemnification Notice"). The Indemnification Notice shall be provided as soon as reasonably practicable, but in no event more than thirty (30) days after the Indemnified Party has received written notice or actual knowledge of such facts or circumstances (provided that failure to give an Indemnification Notice shall not limit the Indemnifying Party indemnification obligation hereunder, except to the extent that the delay in giving, or failure to give, Indemnification Notice materially adversely affects the Indemnifying Party's ability to defend against a Claim). To the extent reasonably practicable, the Indemnification Notice will describe the nature, basis and amount of the Claim and include any relevant supporting documentation. Any Claim described in the Indemnification Notice shall be deemed final and binding (herein after, a "Permitted Indemnification Claim") if the Indemnifying Party does not object in writing to the propriety of the Claim or the amount of the Loss by delivering a notice of objection to the Indemnified Party (an "Indemnification Objection Notice") within thirty (30) days after the receipt of the Indemnification Notice. The Indemnification Objection Notice shall detail the specific objections of the Indemnifying Party the Claim. If the parties are unable to resolve the disputed issues concerning the Claim within twenty (20) business days after the date the Indemnified Party received the Indemnification Objection Notice, the disputed issues shall be settled pursuant to Section 8.

          (d) Defense of Third Party Claims. The Indemnified Party shall have the right to control the defense or settlement of any third party claim ("Third Party Claim"). Any legal and related expenses, and any judgment or settlement paid by the Indemnified Party in connection with a Third Party Claim shall be included as part of the indemnification obligations of the Indemnifying Party under this Agreement. The Indemnifying Party shall have the right to participate in, but not control the defense of any Third Party Claim. The Indemnified Parties shall periodically apprise the Indemnifying Party of the progress of such defense. The Indemnified Parties shall not consent to the entry of any judgment or enter into any settlement (except with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld) which does not include as an unconditional term thereof, the giving by the claimant to the Indemnifying Party a release from

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
all liability in respect of such Third Party Claim (which release only may exclude any obligations incurred in connection with any such settlement).

          (e) Investigations; Survival of Warranties. The representations and warranties of the Seller, on the one hand, and the Buyer, on the other hand, contained herein or in any certificates of other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty of the Seller and the Buyer shall survive the Closing for three (3) years. This Section 7.1.(e) shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the Closing.

          (f) Determination of Damages and Related Matters. In calculating any amounts payable to the Buyer pursuant to Section 7.1.(b) or payable to the Seller pursuant to Section 7.1.(a), the Seller or the Buyer, as the case may be, shall receive credit for any reduction in actual tax liability as a result of the facts giving rise to the claims for indemnification; any actually paid insurance recoveries, and no amount shall be included for the Buyer's or the Seller's consequential damages, as the case may be.

     7.2 Construction Defects. No failure to correct or commence correcting any of the Construction Defects by the Seller shall be the basis for any Loss, breach of warranty or any duty of the Seller to indemnify the Buyer.

     7.3 Year 2000. The Seller specifically disclaims all representations and warranties, whether express or implied, arising by statute, operation of law or otherwise, that any hardware or software system included in the Acquired Assets is Year 2000 compliant, i.e., that the operation of such hardware or software system will accurately process data or that it will accurately exchange data with other hardware or software systems before, during, or after the year 2000. The Buyer expressly waives any claim for indemnity or damages it may have against the Seller (including direct, indirect, incidental, special or consequential damages) that may arise out of or result from the failure of any hardware or software system to accurately process data or accurately exchange data with other hardware or software systems before, during, or after the year 2000.

     7.4  Permits; Assignments; Releases.

          (a) The Seller shall use its best efforts to identify, to obtain, and to cooperate in obtaining, any consent, approval, authorization or order of, or in making any registration or filing with, any governmental agency or body or other third party required in connection with the consummation of the transactions contemplated hereby. With respect to every nontransferable Permit, the Seller shall cooperate with the Buyer in the preparation and filing of an application with the appropriate regulatory authority for issuance of a replacement Permit in the Buyer's name.

          (b) Nothing in this Agreement shall be deemed to constitute or require the transfer or assignment or the attempt to transfer or assign any of the Acquired Assets if the attempted transfer or assignment thereof, without the consent of a third party, would adversely affect in any way the rights of either the Seller or the Buyer thereto, or would materially and adversely affect the Seller or the Buyer. If any such consent shall not have been obtained at or prior to the Closing, or the attempted transfer or assignment of any of the Acquired Assets at the Closing would have a material adverse effect on the Seller or the Buyer or on the Buyer's rights thereto or the

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
Buyer would not in fact receive the rights thereto, (i) the Seller will cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer the rights thereto (A) enforcing for the benefit of the Buyer any or all rights of the Seller under any contract, commitment or other agreement against any other party thereto, or (B) at the Buyer's election, not transferring, conveying, assigning or delivering to the Buyer at the Closing, and retaining legal title to, such Acquired Asset while permitting the Buyer the possession and use of such Acquired Asset for the Buyer's account and with the Buyer receiving the benefits and bearing the burdens of such Acquired Asset as if such Acquired Asset had been so transferred, conveyed, assigned and delivered, and (ii) the Seller will take all reasonable appropriate further action to obtain such consents, approvals or novations as may be required under applicable laws or otherwise to effect the transfer or assignment of such Acquired Asset to the Buyer. Pending the obtaining of such consents, approvals or novations, the Buyer will continue performance of any remaining unfulfilled obligations of the Seller under any contract, commitment or other agreement constituting such an Acquired Asset in the same manner as though the Buyer rather than the Seller was a party to such contract, commitment or agreement, with the Buyer receiving the benefits and bearing the burdens thereof. The Seller agrees to remit to the Buyer all collections received in respect of any such Acquired Asset promptly on receipt thereof less any amount due the Seller from the Buyer with respect to such Acquired Assets. Expenses incurred in connection with actions taken pursuant to this
Section 7.2 shall be borne in such a manner as to place the Seller and the Buyer in the economic positions in which they would have been had such Acquired Assets been transferred, conveyed, assigned or delivered at the Closing.

          (c) At the Seller's reasonable request and cost, the Buyer shall cooperate with the Seller in seeking to obtain the Seller's release from any of the Assumed Liabilities identified by the Seller which the Buyer and the Seller, in their reasonable judgment, determine is reasonably likely to be obtained without prejudice to the obtaining of any consent, approval, authorization or order required in connection with the transactions contemplated by this Agreement, provided that the Buyer in seeking to obtain any such release shall be under no obligation to incur or assume any obligation with respect to such Assumed Liability other than as contemplated by this Agreement.

8.   Dispute Resolution.

     8.1 Direct Discussion. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Agreement (a "Dispute"), the parties involved in such Dispute shall use their best efforts to settle such Dispute. To this effect, senior management of the parties involved shall consult and negotiate with each other in good faith to attempt to reach a just and equitable solution satisfactory to both parties. Any dispute which cannot be resolved within thirty (30) days may be submitted to binding arbitration as provided below.

     8.2 Requirement of Arbitration. Any Dispute which cannot be resolved through mutual consultation and negotiation, shall be settled by final and binding arbitration conducted by the Los Angeles office of JAMS/Endispute. Nothing stated herein, however, shall preclude any party from seeking and obtaining immediate injunctive relief (whether temporary, preliminary, or permanent) to prevent or restrain a breach by the other of this Agreement or to seek enforcement of this arbitration provision or to seek or enforce prejudgment or ancillary remedies.

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
     8.3  Number of Arbitrators.  The number of arbitrators shall be three
(3). The three arbitrators shall be selected as follows: (a) within ten (10) days of delivery of any demand for arbitration, each party shall submit to the other party the name of three (3) candidates nominated from the then-current list of retired judges or justices at the Los Angeles office of JAMS/Endispute; (b) within five (5) days of delivery of the opposing party's list, each party shall submit to the other party the names of two (2) candidates proposed by the opposing party which are to be stricken from the opposing party's nomination list, with the non-challenged candidates serving as two (2) of the three (3) arbitrators; (c) the parties will then confer on the selection of a third arbitrator and, if no agreement can be reached within five (5) days, JAMS/Endispute shall appoint the third arbitrator from the list of retired judges or justices at the Los Angeles office of JAMS/Endispute.

     8.4 Location; Commencement. The arbitration shall take place in Los Angeles, California and shall be commenced within thirty (30) days of the selection of the arbitrator(s), unless otherwise agreed to by the parties or ordered by the arbitrator(s) for good cause shown. The arbitration hearing shall last no longer than two (2) days.

     8.5 Discovery. It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrators are expected to handle all aspects of the matter, including discovery, in a manner so as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. The arbitrator shall limit and restrict the scope of discovery (e.g., number of depositions, document requests, etc.) to only those matters clearly relevant to the dispute.

     8.6 Arbitrator's Award. The arbitrator(s) shall issue a written award within twenty (20) days after the matter is submitted for decision. The arbitrator(s) shall apply the law of the State of Nevada (excluding Nevada choice of law provisions).

     8.7 Expenses. The expenses of the arbitration, including the arbitrator's fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

     8.8 Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, the decision of the arbitrators, and any documents produced by the parties in the course of the arbitration. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts investors, attorneys, lenders, insurers, and others who may be directly affected. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then the prevailing party may, notwithstanding the foregoing, disclose information about the arbitration only to the extent necessary to obtain judicial enforcement of the award.

     8.9 Enforcement of Award. The arbitration award shall be final and shall bind the parties. Any award may be enforced by an action filed in the Nevada Superior Court or the Federal District Court, for Nevada. For purposes of this arbitration provision, the parties hereby agree to submit to the

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
jurisdiction of these courts and hereby waive any or all objections as to personal jurisdiction, subject matter jurisdiction and/or venue with respect to such courts.

9.   Post-Closing Covenants.

     9.1 Conditions. The Buyer, on the one hand, and the Seller, on the other hand, shall use their best efforts to satisfy any conditions to Closing set forth in Section 6 that have not been satisfied prior to or at the time of Closing.

     9.2 Press Release and Announcements. Unless required by law (in which case each party agrees to consult with the other parties prior to any such disclosure as to the form and content of such disclosure), no press releases or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released by one party without the consent of the other.

     9.3 Confidentiality. The Seller shall keep confidential all proprietary or confidential information and materials regarding the Center and the Acquired Assets (except as to the extent (a) disclosure of such information is required by law, or (b) the information becomes publicly known except through the actions or inactions of the Seller or Callaway). The Seller agrees not to disclose or use at any time, either during the Buyer's business relationship with the Seller, or thereafter, any Confidential Information (whether or not such information is or was developed by the Seller), except to the extent that such disclosure or use is directly related to and required by the performance of the Seller's duties to the Buyer. The Seller further agrees to take all appropriate steps to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event the Seller is required by law to disclose any Confidential Information, it shall promptly notify the Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the Buyer to preserve the confidentiality of such information consistent with applicable law.

     9.4 No Solicitation of Employees. The Seller covenants and agrees that for a period of five years from the Closing, none of the Seller, Callaway or any corporation or other organization or entity owned or controlled by either of them shall, without the prior written consent of the Buyer, solicit or endeavor to entice away, or offer employment or any contract for personal services to, any employee or personnel of the buyer provided that the foregoing restrictions shall not apply with respect to any employee or personnel of the buyer who, without solicitation or enticement by the Seller or any corporation or other organization or entity owned or controlled by either of them, has voluntarily offered his services to the Seller or Callaway or any corporation or other organization or entity owned or controlled by the either of them (for example, in response to a bona fide open "help-wanted" advertisement placed in a general or trade publication), has voluntarily left the employ of the Buyer or has been terminated involuntarily by the Buyer.

     9.5  Noncompetition.

          (a) The Seller acknowledges that the business of the Center is intensely competitive. Accordingly, the Seller agrees on its own behalf and on behalf of Callaway and their respective Affiliates that they shall not, for a period of five (5) years after the date hereof unless otherwise agreed upon by the parties pursuant to a written agreement, directly or indirectly, through a corporation or subsidiary, individually or in partnership or in conjunction with another person or persons, firm or corporation, own, manage, operate, join, control, take a royalty from or participate in the ownership (other than through ownership of 2% or less of the outstanding stock of a publicly traded company), management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization anywhere in the world, that directly or indirectly through subsidiaries owns or operates a recreational golf center, golf training facility or golf performance center anywhere within Clark County, Nevada.

          (b)  The Seller agrees that the covenants set forth in this Section
9.5 are reasonable and necessary for the protection of the business and goodwill of the Center and the Acquired Assets. Each party also acknowledges that any violation of the covenants contained herein will cause immeasurable and irreparable damage to the Buyer and that the remedies at law for any such breach will be inadequate. Accordingly, each agrees that if any party breaches any of the covenants contained in this Section 9.5 in addition to any other remedy which may be available at law or in equity, the non-breaching party shall be entitled to seek specific performance and injunctive relief, without posting bond or other security or showing actual damages.

          (c) In the event any of the covenants in this Section 9.5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time of which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     9.6 Employment Obligations. On the Closing Date, the Buyer may, but shall not be required to, extend an offer of employment to the Employees listed on the Employees Schedule on terms and conditions determined by the Buyer.

     9.7  Access After Closing; Cooperation.

          (a) Each of the Buyer and the Seller acknowledges that (i) pursuant to this Agreement the Buyer shall retain the books, records and other data of the Seller relating to the Center and Acquired Assets and the Seller (or to the extent not transferred prior to the Closing, the Buyer) shall transfer all other books, records and other data of the Seller to the offices of the Seller, and (ii) the Buyer, in connection with the Center and the Acquired Assets after the Closing may require access to the books, records and data of the Seller retained by the Seller after the Closing and to the officers and employees of the Seller and that the Seller, in connection with the businesses and operations of the Seller after the Closing, may require access to the books, records and other data of the Seller retained by the Buyer after the Closing and to the officers and employees of the Buyer.

          (b) Following the Closing, each of the Buyer and the Seller shall provide, upon request, to the other of its officers, counsel, independent accountants and other representatives or agents, reasonable access during normal business hours, (i) in the case of the Seller's obligation to the Buyer, to the books, records and other data of the Seller retained by the

Seller under this Agreement and (ii) in the case of the Buyer's obligation to the Seller, to the books, records and other data of the Seller retained by the Buyer under this Agreement. In each case, such access shall include the right, at the expense of the requesting party, to transcribe extracts from such books, records or other data or to make copies thereof.

          (c) Each of the Buyer and the Seller agrees that, for a period of eight years following the Closing, it will not destroy, discard, deface or otherwise alter any of the books, records or other data in its possession covering or prepared during the period beginning on the inception of the Seller and ending on the Closing Date, without prior notice to the other and a reasonable opportunity for the other, at the expense of the other, to take custody of such books, records or other data.

          (d) Following the Closing, (i) the Buyer shall cooperate, and will cause its officers and employees to cooperate, with the Seller in the furnishing of information, testimony and other assistance in connection with any action, judicial or administrative proceeding, claim or dispute to which the Seller is or becomes a party relating to the Center or the Acquired Assets, or in connection with the preparation of financial statements, tax returns or other reports of the Seller or the preparation for any audit or other examination of the Seller by any taxing or other governmental authority relating to the businesses or operations of the Seller or the Seller, prior to the Closing Date; and (ii) each of the Seller and Callaway shall cooperate with the Buyer, and shall cause its respective officers and employees to cooperate with the Buyer, in the furnishing of information, testimony, or other assistance in connection with any action, judicial or administrative proceeding, claim or dispute to which the Buyer is or becomes a party relating to the Center or the Acquired Assets.

          (e) Following the Closing, the Buyer shall reasonably cooperate with the Seller, at the Seller's sole cost and expense, and shall allow the Seller to remove the Excluded Assets. The Seller agrees that the Excluded Assets will be removed in a manner that does not interfere with or cause damage to the Center or its operations.

     9.8  Naming of the Seller and the Buyer as Additional Named Insureds.

          (a) At the Closing or as soon as practicable thereafter, the Seller shall have received a certificate of insurance that the Seller has been named as an additional insured on the Buyer's comprehensive general liability ("CGL") policy with minimum limits of $6,000,000 per occurrence and $7,000,000 aggregate limit; and the Buyer shall maintain such CGL policy in effect for a period of five (5) years from the Closing Date. The Certificate shall contain an endorsement that thirty (30) days' notice shall be given to the Seller in the event of cancellation.

          (b) At the Closing or as soon as practicable thereafter, the Buyer shall have received a certificate of insurance that the Buyer has been named as an additional insured on the Seller's comprehensive general liability ("CGL") policy with minimum limits of $6,000,000 per occurrence and $7,000,000 aggregate limit, and the Seller shall maintain such CGL policy in effect for a period of five (5) years from the Closing Date. The Certificate shall contain an endorsement that thirty (30) days' notice shall be given to the Buyer in the event of cancellation.

10.  Definitions.

     For the purpose of this Agreement, the following terms have the meanings set forth below:

     10.1 "Affiliates" shall have the meaning given such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

     10.2 "Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that is or was disclosed to, or developed or learned by, the Seller or Callaway and that relates to the business, products, services or research or development of or relating to the Center or its suppliers, distributors or customers. Confidential Information includes, but it not limited to, the following: (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Center's suppliers, distributors and customers and their confidential information; (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) and (e) other Intellectual Property rights. Confidential Information shall not include information that the Seller or Callaway can demonstrate is publicly known through no wrongful act or breach of any obligation of confidentiality or was rightfully received by the Seller or Callaway from a third party without a breach of any obligation of confidentiality by such third party.

     10.3  "Code" means Internal Revenue Code of 1986, as amended.

     10.4 "Employee Plans" means an employee plan subject to Title IV of ERISA.

     10.5  "Employees" means all employees of the Seller as of the Closing.

     10.6 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     10.7 "Intellectual Property" means (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and concepts of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including the United States) and multinational statutory invention registrations, patent, patent registrations and patent application (including all reissue, division, continuations, continuations-in-part, extensions, and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in which such registration, patent, or application, (d) trademarks, service marks, trade dress, logos, trade names, and corporate names, whether or not registered, including all common law rights, and registration and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark

Office, the Trademark offices of the States and Territories of the United States of America, and the Trademark Office of other nations throughout the world, and all rights therein provided by international treaties or conventions, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties of conventions, (f) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, filed, documentation and other materials related thereto, (g) trade secrets and confidential, technical and business information (including idea formulas, compositions, inventions, and conceptions of inventions where patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all right to obtain and a right to apply for patents, and to register trademarks and copyrights, and (k) all rights to sue or recover and retain damages and costs and attorney's fees for present and past infringement of any of the foregoing.

     10.8 "Liens" means any mortgage, pledge, lien, security interest, conditional sale agreement, easement, leasehold, interest, license, restriction, charge claim or other encumbrance or commitment or obligation of any kind (whether absolute, accrued, contingent or otherwise).

     10.9 "Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations or prospects of the Center taken as a whole.

     10.10 "Permitted Liens" means minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property subject thereto and do not impair the use of the Acquired Assets or the business operations of the Center.

     10.11 "Person" means an individual, a partnership, a corporation, a limited liability company, as association, a joint stock company a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     10.12 "Tax" or "Taxes" means federal, provincial, state, county, local, foreign or other income, business, assets, corporate capital, social services, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes, assessments, or levies of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

     10.13 "Tax Return" means any return, information report, election forms, or filings with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

11.  Miscellaneous.

     11.1 Fees and Expenses. The Buyer, on the one hand, and the Seller and Callaway, on the other hand, shall each pay all of its own fees and expenses (including fees and expenses of legal counsel, accountants, investment bankers and other representatives and consultants) in connection with this Agreement and the consummation of the transactions contemplated hereby.

     11.2 Special Remedies and Enforcement. The Buyer, on the one hand, and the Seller, on the other hand, recognize and agree that a breach by one of them ("Breaching Party") of any of the covenants set forth in this Agreement could cause irreparable harm to the other party, that the parties' remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of any such breach a restraining order or injunction or both may be issued against the Breaching Party in addition to any other rights and remedies which are available to the parties. If this Section 11.2 is more restrictive than permitted by applicable law, this Section 11.2 shall be limited to the extent required by such law.

     11.3 Remedies Cumulative. Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

     11.4 Entire Agreement, Modifications. This Agreement, together with exhibits and schedules attached hereto, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and contains all of the terms and condition thereof and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, this Agreement is not intended to terminate, amend or modify the Purchase Agreement (which Purchase Agreement the parties hereto intent to remain in full force and effect). No changes or modifications of or additions to this Agreement shall be valid unless the same shall be in writing and signed by each party hereto.

     11.5 Waivers. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be binding on the parties hereto unless it is executed in writing by the party making the waiver.

     11.6 Successors and Assigns. This Agreement and all covenants and agreements contained herein and right, interests or obligations hereunder, by or on behalf of each of the parties hereto, shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. None of the Seller, the Buyer or Callaway may, voluntarily or by operation of law, assign or otherwise transfer any of its rights or obligations under this Agreement without obtaining the prior written consent of all other parties hereto, except that the Buyer may assign all of its rights together with all of its obligations, under this Agreement to one or more wholly-owned subsidiaries, provided that in the case of an assignment in accordance with this provision, the Buyer shall not be relieved of any of its obligations or liabilities under this Agreement. Any attempted assignment in violation of this Agreement shall be void and of no effect.

     11.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person, entity or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.8 Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

     11.9 Descriptive Heading; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation." The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     11.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted successors and assigns, any legal or equitable rights hereunder except as specifically provided herein, except as specifically provided herein.

     11.11  Schedules and Exhibits.

          (a) Nothing in any Schedule or Exhibit attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule or Exhibit identifies the exception with particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the substance of such exception is disclosed as provided herein on each such other applicable Schedule or a specific cross-reference to a disclosure on another Schedule or Exhibit is made.

          (b) All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

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
     11.12 Bulk Sales. The Seller shall be responsible for complying with all applicable bulk sales laws in connection with the consummation of the transaction contemplated by this Agreement.

     11.13 Governing Law. This Agreement is made and shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely by residents of California and wholly to be performed within California. This Agreement shall be interpreted in accordance with and any disputes hereunder governed by the laws of the State of California.

     11.14 Authority. Each of the persons executing this Agreement represents and warrants that it is authorized to execute this Agreement and the entity on whose behalf they are signing is bound by the terms hereof.

     11.15 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgment of receipt after transmittal by facsimile or five (5) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

To the Seller:          All-American Golf LLC
                        c/o Callaway Golf Company
                        2285 Rutherford Road
                        Carlsbad, California  92008-8815
                        Attention:  Ely Callaway, President
                          and Chief Executive Officer

with a copy to:         Callaway Golf Company
                        2285 Rutherford Road
                        Carlsbad, California  92008-8815
                        Attention:  Steven C. McCracken,
                          Executive Vice President, Licensing,
                          Chief Legal Officer and Secretary

To the Buyer:           All-American Golf Center, Inc.
                        5325 South Valley View Boulevard, Suite 4
                        Las Vegas, Nevada  89118
                        Attention:  Ron Boreta, President

with copies to:         Joseph P. Mulhern, Esq.
                        Gondecki & Del Guidice
                        221 North LaSalle Street, Suite 2200
                        Chicago, Illinois  60601

and:                    ASI Group, L.L.C.
                        c/o Agassi Enterprises, Inc.
                        3960 Howard Hughes Parkway, Suite 750
                        Las Vegas, Nevada 89109

     11.16 Mail Received After Closing. Following the Closing, the Buyer may open all mail addressed to the Seller or Callaway or any of its subsidiaries received at the Center and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Center or the Acquired Assets; provided, however, that the Buyer shall immediately deliver or cause to be delivered to the Seller without retaining any copies thereof all mail that does not relate to the Center or the Acquired Assets.

     11.17 Tender. For purposes of this Agreement, reference herein to dollars or cash amounts shall refer to United States legal tender.

     11.18 Brokers. The Seller represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller. The Buyer represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

     11.19 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     11.20 Incorporation of Recitals. The Recitals to this Agreement are incorporated herein by this referenced with the same force and effect as if set forth in full herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

SELLER:

ALL-AMERICAN GOLF LLC,
a California limited liability company

By: CGV, Inc., a California corporation,
      its Manager

    By:/s/ David A. Rane
    Its: Vice President and Chief Financial
         Officer

BUYER:

THE ALL-AMERICAN GOLF CENTER, INC.,
a Nevada corporation


By: /s/ Ron Boreta
   Name:  Ron Boreta
   Title: President
                                      28